UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2017

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35092	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI  53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                                           Other Matters.

UnitedHealthcare Agreement

Exact Sciences Laboratories, LLC (“Exact”), a wholly-owned subsidiary of Exact Sciences Corporation (the “Company”), recently entered into a National Ancillary Provider Participation Agreement with UnitedHealthcare Insurance Company (“UnitedHealthcare”) for Cologuard®.  Coverage for any individual UnitedHealthcare member will be determined based on the member’s benefit plan.  Additional terms of the agreement are not disclosed.

Aetna Agreement

Exact and Aetna Health Management, LLC (“Aetna”) previously entered into a National Ancillary Services Agreement for Cologuard that covers Aetna’s Medicare Advantage lines of business. Exact and Aetna recently amended that agreement to include Aetna’s commercial lines of business, effective July 15, 2017. Coverage for any individual Aetna member will be determined based on the member’s benefit plan. Additional terms of the agreement, as amended, are not disclosed.

Partial Exercise of Over-Allotment Option

On June 29, 2017, the underwriters of the Company’s previously announced public offering (the “Offering”) partially exercised their over-allotment option by purchasing an additional 450,000 shares of the Company’s common stock at a price to the public of $35.00 per share, resulting in net proceeds to the Company of approximately $15.4 million, and bringing the total net proceeds raised by the Company in the Offering to approximately $253.4 million, in each case, after deducting underwriting discounts and commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: July 5, 2017	By:	/s/ Jeffrey T. Elliott
Jeffrey T. Elliott
Chief Financial Officer